SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*



                          Cardiac Pathways Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0001414081
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 9 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0001414081                                            13 G                   Page 2 of 9 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures II, A California Limited Partnership ("MDV II")
                     Tax ID Number:    94-3037255
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]       (b)    [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
        NUMBER OF                            24,000 shares,  of which 12,000 are
         SHARES                              shares  issuable upon exercise of a
      BENEFICIALLY                           warrant,    except   that   WHD/LGM
     OWNED BY EACH                           Partners,  the  general  partner of
       REPORTING                             MDV  II,  and  Mohr,  Davidow,  and
        PERSON                               Feiber,  the  general  partners  of
         WITH                                WHD/LGM Partners,  may be deemed to
                                             have  shared  power  to  vote these
                                             shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             24,000 shares,  of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,    except   that   WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV  II,  and  Mohr,  Davidow,  and
                                             Feiber,  the  general  partners  of
                                             WHD/LGM Partners,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       24,000
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.26%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0001414081                                            13 G                   Page 3 of 9 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WHD/LGM Partners, A California Limited Partnership ("WHD/LGM")
                     Tax ID Number:    94-3035845
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------------------------------- -------- -----------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
          OWNED BY EACH
           REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             24,000 shares,  of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by MDV  II.  WHD/LGM  is the
                                             general  partner  of MDV II and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             24,000 shares,  of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by MDV II.  WHD/LGM  general
                                             partner of MDV II and may be deemed
                                             to have shared  power to dispose of
                                             these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       24,000
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.26%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0001414081                                            13 G                   Page 4 of 9 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         17,367,  of  which  700  shares are
           BENEFICIALLY                      issuable  upon  the  exercise  of a
          OWNED BY EACH                      stock option.
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             98,538 shares,  of which 24,000 are
                                             directly  owned by MDV II (of which
                                             12,000  are  shares  issuable  upon
                                             exercise  of a warrant)  and 74,538
                                             of which  are held by the  Lawrence
                                             G.  Mohr,  Jr.  and Nancy H.  Mohr,
                                             Trustees of the Mohr  Family  Trust
                                             U/DT Dated August 5, 1985.  Mohr is
                                             a general  partner of WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             17,367,  of which  700  shares  are
                                             issuable  upon  the  exercise  of a
                                             stock option.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             98,538 shares,  of which 24,000 are
                                             directly  owned by MDV II (of which
                                             12,000  are  shares  issuable  upon
                                             exercise  of a warrant)  and 74,538
                                             of which  are held by the  Lawrence
                                             G.  Mohr,  Jr.  and Nancy H.  Mohr,
                                             Trustees of the Mohr  Family  Trust
                                             U/DT Dated August 5, 1985.  Mohr is
                                             a general  partner of WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       115,905
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.25%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------


                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0001414081                                            13 G                   Page 5 of 9 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
          OWNED BY EACH
           REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             98,538 shares,  of which 24,000 are
                                             directly  owned by MDV II (of which
                                             12,000  are  shares  issuable  upon
                                             exercise  of a warrant)  and 74,538
                                             of which  are  held by the  Davidow
                                             Family  Trust dated July 26,  1991,
                                             William H. Davidow Trustee. Davidow
                                             is a general  partner  of  WHD/LGM,
                                             the general  partner of MDV II, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             98,538 shares,  of which 24,000 are
                                             directly  owned by MDV II (of which
                                             12,000  are  shares  issuable  upon
                                             exercise  of a warrant)  and 74,538
                                             of which  are  held by the  Davidow
                                             Family  Trust dated July 26,  1991,
                                             William H. Davidow Trustee. Davidow
                                             is a general  partner  of  WHD/LGM,
                                             the general  partner of MDV II, and
                                             may be deemed to have shared  power
                                             to dispose of these shares.
---------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       98,538
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.06%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0001414081                                            13 G                   Page 6 of 9 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
          OWNED BY EACH
           REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             24,000 shares,  of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by  MDV  II.   Feiber  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             24,000 shares,  of which 12,000 are
                                             shares  issuable upon exercise of a
                                             warrant,  of which all are directly
                                             owned  by  MDV  II.   Feiber  is  a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner of MDV II, and may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       24,000
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.26%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 7 of 9 Pages


                  This Statement is Amendment No. 1 to the Statement on Schedule 13(G) (the "Statement") filed by the Reporting Persons. Only those items of the Statement as to which the information provided by the Statement has changed are included herein.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of February 28, 1997:

                           (a)       Amount beneficially owned:

                                     See Row 9 of cover page for each  Reporting
                                     Person.

                           (b)       Percent of Class:

                                     See Row 11 of cover page for each Reporting
                                     Person.

                           (c) Number of shares as to which such person has:


                                             (i)       Sole  power to vote or to
                                                       direct the vote:

                                                       See Row 5 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (ii)      Shared  power  to vote or
                                                       to direct the vote:

                                                       See Row 6 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iii)     Sole  power to dispose or
                                                       to direct the disposition
                                                       of:

                                                       See Row 7 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iv)      Shared  power to  dispose
                                                       or    to    direct    the
                                                       disposition of:

                                                       See Row 8 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                                               Page 8 of 9 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial ovnership of more than five percent of the class of
                  securities, check the following:    [X] Yes

                                                               Page 9 of 9 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April ___, 1997



                                                     /s/ Lawrence G. Mohr, Jr.
                                                     ---------------------------
                                                     Lawrence   G.  Mohr,   Jr.,
                                                     individually  and on behalf
                                                     of MDV  II in his  capacity
                                                     as  a  general  partner  of
                                                     WHD/LGM,     the    general
                                                     partner  of MDV II,  and on
                                                     behalf  of  WHD/LGM  in his
                                                     capacity   as   a   general
                                                     partner thereof.



                                                     /s/ William H. Davidow
                                                     ---------------------------
                                                     William H. Davidow



                                                     /s/ Jonathan D. Feiber
                                                     ---------------------------
                                                     Jonathan D. Feiber